Exhibit 99.1

News Release

Contact
Nanci Williams	Delta Air Lines
Sabre Holdings	Corporate Communications
682-605-2271	404-715-2554

Delta Air Lines Joins Sabre Travel Network’s
DCA Three-Year Option

Sabre Travel Network Gains Three Year Commitment, Broad Access to Delta Fares

SOUTHLAKE, Texas and ATLANTA, July 15, 2003 — Sabre Travel Network, a Sabre Holdings company (NYSE:TSG), and Delta Air Lines (NYSE: DAL) today announced that Delta has joined the Sabre Direct Connect Availability (DCA) Three-Year Option, providing its customers with greater access to its published fares — including Web fares primarily available at delta.com, Delta’s Online Agency Service, and other third-party online sites. Fares will be made available through all Sabre connected channels, both online and offline. This new partnership also enables Delta to significantly reduce its distribution costs.

“Through this new partnership with Sabre Travel Network, we will give our customers added flexibility, choice and convenience through broader multi-channel access to Delta’s published and Web-only fares,” said Lee Macenczak, Delta’s senior vice president, Sales and Distribution.  “The program also allows Delta to further reduce distribution costs and reflects our confidence in the value of the Sabre global distribution system (GDS) and its operating efficiencies as a high-yield channel.”

Through the DCA Three-Year Option, Delta agrees to provide broad access to published fares to all Sabre GDS users, including Sabre Connected online and offline travel agencies.  This includes published fares that the airline sells through any third-party Web site and through their own Web site and reservation offices.  Additionally, this agreement includes access to fares and flights for Song™, Delta’s new low-fare service.

 “Delta continues to position itself as an industry leader by launching innovative solutions that address customer needs in today’s complex business environment,” said John Stow, president of Sabre Travel Network.  “With the addition of Delta to the program, Sabre Connected agents can now provide their customers  broad access to published Delta fares and Web fares.  We continue to partner with airlines to benefit multiple industry players and ultimately the traveler.”

In the Sabre GDS, airlines sign a participating carrier agreement enabling them to choose from one of several optional levels of connectivity to the system.  DCA is the highest level and provides airlines with a wide range of services to market and sell their flight and fare information through the travel network of more than 56,000 travel agency locations worldwide.  Sabre Travel Network recently extended the DCA Three-Year Option from U.S. only to now include bookings made in the U.S. Virgin Islands, Caribbean, and Europe.  The expansion to these regions provides airlines with the opportunity to distribute all fares to consumers in many parts of the world.  The DCA Three Year Option extends the term of current 30-day agreements with airlines to a fixed three years.

“These watershed agreements strengthen traveler confidence in being able to obtain competitive airline rates from their Sabre Connected agency  — and provide a renewed commitment to support agents in several ways,” added Stow.  “They also signal a change in the economics associated with GDS services for all parties  — airlines and agencies.   As the travel distribution market transitions to new booking fee models, agency incentives are likely to be reviewed.  Sabre Travel Network believes it is important to manage incentive growth within the context of the benefits provided by the program.”

About Sabre Travel Network

Sabre Travel Network, a Sabre Holdings company, provides access to the world’s leading global distribution system (GDS) and products and services enabling agents at more than 56,000 agency locations worldwide to be travel experts.  About 35 percent of the world’s travel is booked through the Sabre GDS.  Originally developed in 1960, it was the first system to connect the buyers and sellers of travel.  Today the system includes more than 400 airlines, approximately 60,000 hotels, 53 car rental companies, nine cruise lines, 36 railroads and 232 tour operators.

Sabre Holdings Corporation (NYSE: TSG) is a world leader in travel commerce, retailing travel products and providing distribution and technology solutions for the travel industry.  More information about Sabre Holdings is available at http://www.sabre-holdings.com/

About Delta Air Lines

Delta Air Lines, the world’s second largest airline in terms of passengers carried and the leading U.S. carrier across the Atlantic, offers 5,734 flights each day to 444 destinations in 79 countries on Delta, Song, Delta Express, Delta Shuttle, Delta Connection and Delta’s worldwide partners. Delta is a founding member of SkyTeam, a global airline alliance that provides customers with extensive worldwide destinations, flights and services. For more information, please go to delta.com.

Statements in this release which are not purely historical facts, including statements about traveler confidence in obtaining competitive airline rates from all Sabre distribution channels, managing agency incentive growth and airlines’ acceptance of the new participation level, or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Sabre Holdings on the date this release was issued. Sabre Holdings undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to: the computer reservation system rules proposed by the Department of Transportation; Sabre Holdings’ revenues being highly dependent on the travel and transportation industries; airlines limiting their participation in travel marketing and distribution services; and structural changes within the travel industry, such as the financial instability or bankruptcy of many of the air carriers.  Sabre Holdings may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of our most recent filing on Form 10-Q with the Securities and Exchange Commission.

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